Exhibit 10.1

First Amendment to The AZEK Company Inc. Executive Severance Plan

Reference is made to The AZEK Company Inc. Executive Severance Plan, which became effective as of December 9, 2024 (the “Executive Severance Plan”).

WHEREAS, (1) Section 10 of the Executive Severance Plan provides that, prior to the Closing, the Administrator may amend the Executive Severance Plan at any time, and (2) item 12 of Section 5.1(e) of the Company Disclosure Letter to the Agreement and Plan of Merger, dated as of March 23, 2025, by and among James Hardie Industries plc, Juno Merger Sub Inc., and The AZEK Company Inc. (the “Company”) allows the Company to amend the Executive Severance Plan in the manner set forth below. Capitalized terms not defined herein shall have the meanings given to them in the Executive Severance Plan.

NOW, THEREFORE, the Executive Severance Plan is hereby amended, effective June 3, 2025, as follows:

1.	Clause (iii) of Section 3(i) of the Executive Severance Plan is amended and restated in its entirety as set forth below:

(iii) (A) If the Termination Date occurs on or before September 30, 2025, payment of the 2025 Bonus (as defined below), without pro-ration, based on 2025 Performance (as defined below), payable no later than December 1, 2025.  (B) If the Termination Date occurs following September 30, 2025, payment of any earned but unpaid annual incentive award for the fiscal year preceding the fiscal year in which the Termination Date occurs, payable on the date on which annual incentives for such fiscal year are otherwise paid to the Company’s executives for such fiscal year;

2.	Clause (iv) of Section 3(i) of the Executive Severance Plan is amended and restated in its entirety as set forth below:

(A) If the Termination Date occurs on or before September 30, 2025, payment of the Participant’s annual cash incentive for fiscal year 2025 (“2025 Bonus”), without pro-ration, based upon actual performance through the most recent practicable date prior to the Closing, as determined in good faith by the Compensation Committee of the Board of Directors of the Company in effect prior to the Effective Time, with performance for any portion of the applicable performance period that remains following the Closing included at the greater of forecast for the remainder of the period and target level (“2025 Performance”), payable no later than December 1, 2025; provided that any payment pursuant to this clause (iv)(A) will be in lieu of any payment pursuant to clause (iii)(A) of this definition.  (B) If the Termination Date occurs following September 30, 2025, payment of a pro-rated annual incentive award for the fiscal year in which the Termination Date occurs equal to the product of (i) the Participant’s Target Bonus multiplied by (ii) a fraction, the numerator of which is the number of days the Participant was employed by the Company and its subsidiaries’ during the fiscal year of termination and the denominator of which is the total number of days in such year, payable in a single lump sum within 60 days following the date the Release becomes effective and irrevocable; provided that if the period during which the Release could become effective and irrevocable spans two calendar years, payment(s) shall commence or occur in the second calendar year;

3.	Section 3(i) is amended by adding the following clauses immediately after clause (iv):

(v) Vesting of Participant’s outstanding equity awards granted under the AZEK Company Inc. 2020 Omnibus Incentive Compensation Plan (“Stock Plan”), or any equity awards granted to Participant in substitution of such awards, with respect to (i) in the case of awards granted prior to March 23, 2025, the entirety of the award and (ii) in the case of awards granted under the Stock Plan following March 23, 2025, the portion of the award scheduled to vest within 12 months following such termination; and

(vi) Continued exercisability of Participant’s stock options granted under the Stock Plan, or any equity awards granted to Participant in substitution of such stock options, through the one-year anniversary of Participant’s CIC Qualifying Termination; provided that in no case shall such awards remain exercisable following the expiration date set forth in the applicable stock award agreement.

All other terms of the Executive Severance Plan shall remain unchanged and in full force and effect except as specifically described herein.